Exhibit 99.1

News Announcement

SERACARE LIFE SCIENCES COMPLETES ACQUISITION OF BOSTON

BIOMEDICA DIVISIONS

Expands SeraCare’s Expertise, Product Lines and Customer Base;

Extends Capabilities of its Global Repository®

OCEANSIDE, California, September 15, 2004 — SeraCare Life Sciences, Inc. (Nasdaq: SRLS, “SeraCare”), today announced that it has closed its previously announced acquisition of substantially all of the assets of the BBI Diagnostics and BBI Biotech Research Laboratories divisions of Boston Biomedica, Inc. (Nasdaq: BBII, “BBI”) for $30 million in cash plus the assumption of certain liabilities.

SeraCare financed the acquisition through a combination of borrowing totaling $21 million under its new credit facility with Union Bank of California, N.A. and Brown Brothers Harriman & Co., loans from certain subordinated lenders amounting to $4 million, and the closing of SeraCare’s previously announced private placement of $8.2 million (800,000 shares) of its common stock.

SeraCare, a manufacturer and provider of biological materials and services essential for the manufacture of diagnostic tests, commercial bioproduction of therapeutic drugs and additional research applications, expects the acquired divisions to be accretive to earnings by the first quarter of fiscal 2005. The Company’s fiscal 2004 year ends September 30th.

For the year ended December 31, 2003, BBI reported revenue from its BBI Diagnostics segment of $12.1 million, and revenue from its BBI Biotech Research Laboratories segment of $9.7 million. Included in those reported amounts are intercompany revenues of $681,000.

SeraCare believes this acquisition strengthens its position in the in vitro diagnostics market by capitalizing on the synergies between the SeraCare and the BBI Diagnostics divisions as well as the combined unit’s more comprehensive mix of products, including its flagship AccuRun® line of controls for monitoring infectious disease testing. SeraCare also expects to build further on BBI Diagnostics’ reputation as a leader in providing Quality Control products for infectious disease testing.

SeraCare believes the addition of the BBI Biotech Research division fortifies its already powerful Global Repository® built through the merger of its BioBank operations with the Genomics Collaborative operations, acquired in June 2004. The Global Repository® provides fully characterized biological specimens, including patient data, to the pre-clinical drug screening and target validation market, one of the fastest growing segments of the life sciences industry.

Michael F. Crowley, Jr., President and CEO of SeraCare Life Sciences, said, “We are excited about the acquisition of the assets of these two divisions of Boston Biomedica. The transaction is a major milestone in our company history that supports our corporate goals of increasing shareholder value by building our Company into a more comprehensive provider of biological materials and services to the life sciences industry. We also expect this acquisition will help expand our customer base, as BBI Diagnostics has access to markets and customers that have not previously been within SeraCare’s reach. Additionally, we believe that BBI Biotech’s R&D expertise combined with SeraCare’s customer service, marketing, and sales strengths will allow us to increase our market share while also becoming an even more important partner to our life science customers.”

The acquired divisions of Boston Biomedica have facilities in West Bridgewater, MA, Frederick, MD, and Gaithersburg, MD, and it is SeraCare’s intent to keep the BBI facilities in their current locations.

About SeraCare Life Sciences:

SeraCare Life Sciences, Inc. is a manufacturer and provider of biological products and services for diagnostic, therapeutic, drug discovery, and research organizations. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and SeraCare’s GCI division (formerly known as the SeraCare BioBank), comprised of clinical samples (DNA, RNA, tissue, and serum) used in the application of human genetics to target validation for drug discovery. SeraCare’s GCI division includes GCI Access™, which provides drug and diagnostic companies with access to its 600,000-sample Global Repository® of well-phenotyped human DNA, serum and tissue, as well as its customized gene expression and candidate gene validation services. Headquartered in Oceanside, CA, SeraCare conducts business throughout the world, and its common stock is traded on the NASDAQ national stock market under the symbol SRLS. For additional information about SeraCare Life Sciences, Inc., please visit the Company’s web site at www.seracare.com.

About Boston Biomedica:

BBI conducts research in new applications for its patented Pressure Cycling Technology (PCT). In 2000, the Company launched Panacos Pharmaceuticals and maintains a passive investment in this antiviral drug development company.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. Such forward looking statements include (i) the Company’s expectations that the acquired divisions will be accretive to earnings by the first quarter of fiscal 2005, (ii) the Company’s expectation that the acquisition will allow it to expand its customer base and increase its market share, and (iii) the Company’s statements with respect to the other expected synergies of the acquisition. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Such factors include, but are not limited to (i) the Company’s ability to integrate the acquired operations into its own, (ii) market demand for plasma and plasma-based products, (iii) the Company’s ability to retain its existing customers and attract new ones, and (iv) the Company’s access to adequate blood and plasma raw materials on terms consistent with its existing contracts. Information on these and additional factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2003 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
Sarah Neugebauer	Carol Young, David Collins
SeraCare Life Sciences, Inc.	Jaffoni & Collins Incorporated
760/806-8922 or sarah@seracare.com	212/835-8500 or srls@jcir.com